                                              FILE PURSUANT TO RULE 424(b)(2)
                                              REGISTRATION NO. 333-41130

          Prospectus Supplement to Prospectus dated November 15, 2000.

                                3,250,000 Shares

                                     [LOGO]

                                  Common Stock

                                 --------------

    The common stock is listed on the New York Stock Exchange under the symbol "LSS". The last reported sale price of the common stock on April 23, 2002 was $27.19 per share.

    SEE "RISK FACTORS" ON PAGE S-4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                              Per Share      Total
                                                              ---------   -----------
Initial price to public.....................................   $26.00     $84,500,000
Underwriting discount (1)...................................   $ 0.48     $ 1,560,000
Proceeds, before expenses, to Lone Star.....................   $25.52     $82,940,000

------------

(1) In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

    To the extent that Goldman, Sachs & Co. sells more than 3,250,000 shares of common stock, it has the option to purchase up to an additional 487,500 shares from Lone Star at the initial price to public less the underwriting discount.

                              -------------------

    Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on April 26, 2002.

                              GOLDMAN, SACHS & CO.
                                   ----------

                  Prospectus Supplement dated April 23, 2002.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.

    The terms "Lone Star," "we," "our" and "us" refer to Lone Star
Technologies, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus supplement and the accompanying prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN OF THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IN PARTICULAR, YOU SHOULD READ CAREFULLY THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE.

                                  OUR COMPANY

    We are the leading domestic manufacturer and marketer of premium welded oil country tubular goods, or OCTG, which are steel tubular products used in the completion and production of oil and natural gas wells. We are a major manufacturer of line pipe, which is used in the gathering and transmission of oil and natural gas. In addition, we are a leading manufacturer of specialty tubing products used in power technology, automotive, construction, agricultural and industrial applications. In January 2000 we acquired the assets of Fintube Limited Partnership, the largest specialty tubing manufacturer of heat recovery finned tubulars, which are used in various power technology markets, including in the construction of gas-fired, combined-cycle electrical power generation plants. We also completed an acquisition of the assets of Bellville Tube Corporation, a manufacturer of casing, tubing and line pipe for the oil and gas industry, on April 1, 2000. We began producing and marketing oil country tubular goods and other tubular products over 45 years ago.

    For the year ended December 31, 2001, our revenues were $650.2 million, our operating income was $33.2 million and our EBITDA totaled $56.2 million. For the same period, oilfield products accounted for 62% of our revenues, specialty tubing products accounted for 29% of our revenues, and flat rolled steel and other tubular products accounted for 9% of our revenues.

                              RECENT DEVELOPMENTS

PROPOSED ACQUISITION OF NORTH STAR STEEL TUBULAR PRODUCTS DIVISION

    North Star Steel Company and its parent corporation, Cargill, Incorporated, are currently soliciting offers from an unknown number of potential bidders for the purchase of North Star's Tubular Products Division, a leading manufacturer of seamless oilfield products. In April 2002 we submitted a proposal for the purchase of the Tubular Products Division pursuant to this process. In the event our proposal ultimately results in an acquisition of the Tubular Products Division, we would use the net proceeds from this offering, together with borrowings under our senior credit facility, other debt financing and cash on hand, to fund the purchase price for such division. See "Use of Proceeds." We can provide no assurance that we will prevail in the bidding process for the Tubular Products Division.

    We previously entered into an agreement in August 2001 to purchase the Tubular Products Division. Consummation of the acquisition was subject to completion of arrangements for debt and equity financing, which we were unable to obtain. On December 14, 2001, Cargill and North Star Steel filed a lawsuit against us in the District Court for the County of Hennepin, Minnesota, Fourth Judicial District, seeking unspecified damages and equitable relief for our alleged breach of the acquisition agreement. We are confident that we fully performed all of our obligations under the agreement, and we will contest the lawsuit vigorously. If we are the successful bidder and ultimately close an acquisition of the Tubular Products Division, we would expect that Cargill and North Star Steel would agree to dismiss the lawsuit. We can provide no assurance that we will prevail in the lawsuit or, if we lose, the amount of damages we might be required to pay. See "Risk Factors--Risks Relating to Our Business--We have been sued by Cargill and North Star Steel in connection with a proposed acquisition and are subject to numerous lawsuits concerning exposure to asbestos on our premises."

    We included historical financial statements of the North Star Steel Tubular Products Division and pro forma financial statements for our proposed 2001 acquisition of the Tubular Products Division and the related financing transactions in our Form 8-K filed on October 2, 2001, our Form 10-Q for the quarter ended September 30, 2001 and our Form S-4 registration statement filed on June 27, 2001, as amended. The most current historical financial statements included in those filings are for the year ended May 31, 2001 and are the most recent financial statements for the North Star Steel Tubular Products Division made available to us by Cargill, which is privately held. Correspondingly, the most recent pro forma financial statements were as of June 30, 2001 and cannot be brought forward to a more current date without more recent historical financial information on the Tubular Products Division. THESE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS ARE LARGELY STALE AND/OR BASED ON ASSUMPTIONS NOT APPLICABLE TO THE PROPOSAL WE SUBMITTED TO CARGILL IN APRIL 2002 TO ACQUIRE THE TUBULAR PRODUCTS DIVISION. Accordingly, you should bear in mind, among other considerations, the following factors:

    - The market for oilfield tubular products has significantly deteriorated since May 31, 2001, which has adversely impacted both our business and presumably that of the North Star Steel Tubular Products Division. The active domestic rig count was 1,234 at May 31, 2001 and averaged 1,270 rigs during June 2001, but declined to 747 rigs at April 12, 2002.

    - Although Lone Star had aggregate net income of $29.7 million for the first two quarters of 2001, we only had $3.2 million in net income in third quarter 2001, a loss of $16.5 million in fourth quarter 2001 and a loss of $5.9 million in first quarter 2002. Corresponding information is not available with respect to the North Star Steel Tubular Products Division, but we believe most manufacturers of oilfield tubular products were adversely impacted by the decline in domestic drilling activity that began in the second half of 2001.

    - The pro forma financial statements were based on, among other factors, the purchase price for the Tubular Products Division upon which we and Cargill agreed in August 2001. If the proposal we submitted to Cargill in April 2002 and subsequent negotiations ultimately result in our acquisition of the Tubular Products Division, the terms of such acquisition, including price, will likely be materially different from those to which we and Cargill agreed in August 2001.

    - If our April 2002 proposal to acquire the Tubular Products Division ultimately results in an acquisition of such division, the financing of the acquisition will be on different terms than those which were assumed in the pro forma financial statements.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002

    We reported a net loss for first quarter 2002 of $5.9 million, or $0.23 per diluted share. This compares to a net loss in fourth quarter 2001 of $16.5 million, or $0.65 per diluted share, which included one-time charges of $5.0 million, or $0.20 per diluted share, for the write-off of acquisition-related expenses and financing costs associated with the uncompleted purchase of the assets of the Tubular Products Division of North Star Steel Company.

    First quarter 2002 revenues increased 5% to $123.2 million from the quarter ended December 31, 2001, with oilfield products revenues up 7% to $69.7 million, on 14% higher shipment volumes from fourth quarter 2001. The increase in oilfield products revenues was attributable to a 20% gain in shipments of line pipe and a 10.5% increase in shipments of OCTG, partially offset by a 6% decline in oilfield product prices from the previous quarter. Revenues from high-strength premium OCTG accounted for 61% of total OCTG revenues in first quarter 2002. Line pipe comprised 42% of oilfield products tonnage shipped versus 40% in the quarter ended December 31, 2001.

    Specialty tubing revenues of $41.6 million in first quarter 2002 were essentially unchanged from fourth quarter 2001. Revenues from precision mechanical tubulars increased 13.6% from the previous quarter due to improved industrial activity associated with general recovery in the domestic economy, while revenues from finned tubulars and related products fell 13% as a result of near-term slowdowns in power plant construction projects. Flat rolled steel and other tubular revenues grew to $11.9 million, a 12% gain compared to fourth quarter 2001, on 7% greater shipment volumes and 5% higher prices due to improvements in steel markets following the recent implementation of steel-related trade sanctions.

    At March 31, 2002, we had $97.8 million in cash, total debt of $150.0 million, and shareholders' equity of $309.7 million. Earnings before interest, taxes, depreciation and amortization were $1.1 million in first quarter 2002.

                             OUR EXECUTIVE OFFICES

    Our principal executive offices are located at 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248. Our mailing address is P.O. Box 803546, Dallas, Texas 75380, and our telephone number is (972) 770-6401.

                                  THE OFFERING

SUMMARY OF THE OFFERING

Common Stock offered.........................  3,250,000 shares (1)
Total shares of common stock outstanding
  after this offering........................  28,528,180 shares (1)(2)
Use of proceeds..............................  We intend to use the proceeds of this offering to help pay for our possible
                                               acquisition of the North Star Steel Tubular
                                               Products Division (if we are the successful
                                               bidder) or for working capital and other
                                               general corporate purposes or possibly to
                                               acquire other complementary businesses or to
                                               make compatible asset investments.
New York Stock Exchange trading symbol.......  LSS

------------

(1) Excludes 30-day option granted by us to Goldman, Sachs & Co. to purchase up to 487,500 additional shares of common stock to cover short sales, if any.

(2) As of April 19, 2002, excludes 2,264,475 shares issuable upon exercise of options outstanding under our long-term incentive plan, 563,539 shares reserved for issuance upon the exercise of options that may be granted in the future under our long-term incentive plan, 183,872 shares reserved for issuance under our employee stock purchase plan and 50,000 shares reserved for issuance under our deferred compensation plan.

RISK FACTORS

    For a description of some of the risks you should carefully consider before buying shares of our common stock, see "Risk Factors" beginning on page S-4 of this prospectus supplement and page 6 of the accompanying prospectus.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING BOTH THOSE DESCRIBED BELOW AND THOSE DESCRIBED UNDER "RISK FACTORS" IN THE ACCOMPANYING PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THEY INCORPORATE BY REFERENCE BEFORE PURCHASING OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED AND YOU MAY LOSE ALL OF YOUR INVESTMENT.

RISKS RELATING TO THE OFFERING

VOLATILITY IN THE PRICE OF OUR COMMON STOCK COULD RESULT IN A LOWER TRADING
  PRICE THAN YOU PAID.

    The market price of our common stock may be adversely affected by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, downgrades of our credit ratings, which are under negative watch by Moody's, by ratings agencies, general market conditions and other factors. Broad market fluctuations may adversely affect the market price of our common stock. We cannot assure you that the market price of our common stock will not decline below the levels prevailing at the time of this offering. Our stock price has been volatile in the past: as of April 22, 2002, our 52 week high price was $54.30 and our 52 week low price was $10.10.

WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE.

    We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. As a result, any positive return on your investment in our common stock will depend upon any appreciation in the market price of the common stock.

PROVISIONS IN OUR CHARTER AND BYLAWS MAY AFFECT YOUR RIGHTS AS A STOCKHOLDER AND LIMIT THE PRICE SOME INVESTORS MIGHT BE WILLING TO PAY FOR OUR COMMON STOCK.

    Provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire us, or may discourage acquisition bids for us and could limit the price that investors might be willing to pay in the future for shares of our common stock. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. Our certificate of incorporation also provides for a staggered board. We are also subject to provisions of the Delaware General Corporation Law and provisions in our certificate of incorporation that may make some business combinations more difficult.

THE NUMBER OF SHARES OF OUR STOCK ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

    After the sale of common stock offered by this prospectus supplement and the accompanying prospectus, we will have outstanding 28,528,180 shares of common stock, or 29,015,680 shares if the underwriter's option to purchase additional shares is exercised in full. Except for 211,098 shares issued in connection with the Fintube acquisition and covered by a previously filed resale Form S-3 registration statement that were not sold while that registration statement was effective or subsequently sold under Rule 144 under the Securities Act of 1933, and except for shares held by "affiliates" of Lone Star, as defined in Rule 144, all of the shares of our common stock are freely tradeable without restriction or registration under the Securities Act.

    As of April 19, 2002, we had outstanding options entitling their holders to acquire an aggregate of 2,264,475 shares of our common stock, of which options covering 1,083,913 shares were currently exercisable. An aggregate of 563,539 shares of our common stock are reserved for issuance upon the exercise of options that may be granted in the future under our long-term incentive plan. A proposal to be voted on at our annual meeting of stockholders on May 9, 2002 would increase the number of shares that may be issued under the plan from 4,700,000 to 5,700,000. Additionally, we have an employee stock purchase plan under which 183,872 shares are reserved for issuance and a deferred compensation plan under which 50,000 shares are reserved for issuance.

    The market price of our common stock could drop due to sales of a large number of shares of our common stock by our significant stockholder group or otherwise, or due to the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Underwriting" in this prospectus supplement for more information regarding lock-up agreements entered into with Goldman, Sachs & Co. in connection with this offering.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS, AND WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MIGHT NOT BE AVAILABLE TO US.

    We operate in a capital intensive business. We have made, and expect to make, significant capital expenditures each year both for the recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make significant capital expenditures for technological improvements and maintenance. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

OUR FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

    This prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about forecasts, plans, strategies, and prospects in the reports incorporated by reference in this prospectus supplement and the accompanying prospectus and in the section entitled "Prospectus Supplement Summary" in this prospectus supplement. Although we believe that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this "Risk Factors" section and elsewhere in this prospectus supplement and the accompanying prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $74 per barrel in 1995. In 1995 however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

THERE MAY BE RISKS RELATED TO OUR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

    On March 14, 2002, Arthur Andersen LLP, our independent public accountants, was indicted on federal obstruction of justice charges arising from the government's investigation of Enron. Arthur Andersen has indicated that it intends to contest the indictment. As a public company, we are required to file with the Securities and Exchange Commission, or SEC, periodic financial statements audited or reviewed by an independent, certified public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make required representations to us or if for any other reason Arthur Andersen is unable to perform required audit-related services for us in a timely manner which, in turn, may result in an event of default under our credit facility. In such a case, we would promptly seek to engage another independent public accountant or take such other actions as may be necessary to enable us to maintain access to the capital markets and timely file financial reports. Such actions could be disruptive to our operations and may affect the price and liquidity of our securities. Certain investors, including significant mutual funds and institutional investors, may choose not to hold or invest in securities of issuers that do not have then current financial reports available. Furthermore, relief which may be available to shareholders under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or be financially impaired.

RISKS RELATING TO OUR BUSINESS

THE VOLATILITY OF OIL AND GAS MARKETS AFFECTS DEMAND FOR OUR PRINCIPAL PRODUCTS, AND DOWNTURNS IN THESE MARKETS COULD CAUSE OUR REVENUES TO DECREASE.

    Proceeds from the sale of casing, tubing and line pipe to the oil and gas industry constitute the majority of our revenues. As a percentage of our total revenues, revenues from the sales of these products accounted for approximately 52% in 1999, 56% in 2000 and 62% in 2001. Downturns in the oil and gas markets and negative general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

    Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked at any given time and the depth and drilling conditions of these wells. The level of these activities depends primarily on expectations as to future prices for natural gas and oil. Natural gas and oil prices are subject to significant fluctuations in response to even relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

    - worldwide and domestic supplies of and demand for oil and natural gas;

    - domestic and foreign natural gas and oil production;

    - political instability or armed conflict in oil and gas producing regions;

    - the price and amount of imports of oil and gas casing, tubing and line pipe;

    - the availability of alternative fuels;

    - the availability of pipeline capacity;

    - weather conditions;

    - domestic and foreign governmental regulations, especially trade laws and taxes; and

    - the overall economic environment including the demand for electricity.

    According to Baker Hughes, drilling activity, as measured by active domestic rig count, declined from a yearly high of 1,293 rigs as of July 13, 2001 to 887 rigs as of December 28, 2001. In addition, in 2002 there have been further declines in the active rig count, and as of April 12, 2002 there were 747 rigs in operation. Given the numerous factors that affect the level of drilling operations, we cannot assure you that drilling activity will not further decrease.

    We cannot predict future natural gas and oil price movements, and we cannot give you any assurance as to the level of future demand for our products.

OUR PRECISION MECHANICAL TUBULARS AND OTHER BUSINESSES ARE SENSITIVE TO ECONOMIC DOWNTURNS, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

    We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is dependent on the general economy, the automotive and construction industries, product inventory levels and other factors affecting domestic goods activity. If we are not able to adequately predict demand and if our precision mechanical tubulars inventories (or the inventories of other precision tubular manufacturers) become excessive, there could be a material adverse effect on price levels, the quantity of precision mechanical tubulars sold by us and our revenues.

THE COMPETITION FOR RAW MATERIALS WE USE IN OUR BUSINESS AND THE VOLATILITY OF OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR OPERATIONS.

    Purchased steel represents the largest portion of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and cyclical. The following factors, most of which are beyond our control, affect the price of steel:

    - supply and demand factors;

    - freight costs and transportation availability;

    - inventory levels of brokers and distributors;

    - the price and availability of imported steel pipe and tubing;

    - trade duties and taxes; and

    - labor disputes.

    Changes in steel prices, including any increases that may result from the March 2002 imposition of tariffs on steel imports, can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs and by sourcing steel from our flat rolled steel division, but we cannot assure you that we will be successful in passing these price increases through to our customers. As a result, we typically have a limited ability to recover increases in steel costs. While we endeavor to maintain flexibility in procurement of steel for our specialty tubular products, we cannot predict whether the availability of steel slabs and coils will constrain our operations.

    In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary endeavors to satisfy its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We cannot assure you that we can satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors, which may lead to reduced sales.

OUR PROPOSAL TO POSSIBLY ACQUIRE THE ASSETS OF THE NORTH STAR STEEL TUBULAR PRODUCTS DIVISION MAY BE UNSUCCESSFUL, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH STRATEGY AND THE PRICE OF OUR COMMON STOCK.

    In April 2002 we submitted a proposal to Cargill, Incorporated relating to a possible acquisition of the assets of the Tubular Products Division of North Star Steel Company. We are one of several bidders or prospective bidders for these assets and there can be no assurance that our proposal will ultimately result in an acquisition of the Tubular Products Division. If we are unsuccessful, it could have an adverse effect on our ability to implement our strategy of growing through strategic acquisitions as well as the price of our common stock.

IF WE ACQUIRE THE NORTH STAR STEEL TUBULAR PRODUCTS DIVISION OR MAKE ANOTHER SIGNIFICANT ACQUISITION, WE WILL HAVE A SIGNIFICANT AMOUNT OF DEBT.

    We had $97.8 million in cash and $150.0 million in debt as of March 31, 2002, but such cash and the proceeds of any possible equity offerings would not be sufficient for us to make a significant acquisition without incurring debt.

    The degree to which we will be leveraged following a significant acquisition could have important consequences to holders of our common stock, including, but not limited to:

    - Making it more difficult for us to satisfy our obligations with respect to indebtedness;

    - Increasing our vulnerability to general adverse economic and industry conditions;

    - Limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

    - Requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes;

    - Limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

    - Placing us at a competitive disadvantage vis-a-vis less leveraged competitors.

    In addition, the terms of our indebtedness include financial and other restrictive covenants that limit our ability to, among other things, borrow additional funds. Our failure to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

FLUCTUATIONS IN INVENTORY LEVELS OF OILFIELD PRODUCTS COULD ADVERSELY AFFECT OUR SALES.

    Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period depending on industry cycles. These changes can have a direct adverse effect on the demand for new production of tubular goods when customers draw from existing inventory rather than purchase new products. As a result, our oil and gas casing and tubing sales and results of operations may vary significantly from period to period. Excessive inventories could have a material adverse effect on price levels and the quantity of oil and gas casing and tubing and line pipe products sold by us. In addition, we cannot assure you that any excess domestic capacity will be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

WE ARE DEPENDENT ON OUR KEY CUSTOMER OF FLAT ROLLED STEEL, AND THREE CUSTOMERS ACCOUNT FOR APPROXIMATELY 34% OF THE TONNAGE OF OUR OCTG PRODUCTS.

    The largest customer of our flat rolled steel, Friedman Industries, Inc., historically has accounted for between 75% and 80% of our flat rolled steel sales, as well as substantially all other sales of miscellaneous tubular products other than oilfield and specialty tubing products. This customer has steel processing facilities located adjacent to our facilities in Lone Star, Texas, and those facilities purchase most of their flat rolled steel from us. Sales to Friedman Industries represented approximately 9% of our total revenues for 2000 and 8% of our total revenues for 2001. We sell our flat rolled steel products to Friedman Industries pursuant to purchase orders, but we do not have any supply contracts with Friedman Industries.

    In addition, our three largest distributors each accounted for approximately 10%, and collectively accounted for 34%, of the total OCTG tons sold by us in 2001.

    There can be no assurances that any of these customers will continue to purchase in historical quantities. The loss of any one or more of our key customers could have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this prospectus supplement and the accompanying prospectus.

EASING OF UNITED STATES GOVERNMENT IMPORT TRADE RESTRICTIONS COULD INCREASE FOREIGN COMPETITION IN OUR INDUSTRY AND HARM OUR BUSINESS, PARTICULARLY IN THE CASE OF OIL AND GAS CASING AND TUBING AND LINE PIPE.

    The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of OCTG products, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

    The level of imports of oil and gas casing and tubing and line pipe is affected by numerous factors, including:

    - overall world demand for oil and gas casing and tubing and line pipe;

    - domestic and foreign inventory levels of casing, tubing and line pipe;

    - the purchasing pattern of distributors and end-users;

    - domestic and foreign trade policy; and

    - the relative value of the United States dollar.

    Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

    Anti-dumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." In addition, an individual exporter may obtain revocation as to itself under specific circumstances. In June 2000, the United States government completed sunset reviews of orders covering Canada and Taiwan and revoked both orders. While the United States government completed sunset reviews of orders covering Argentina, Italy, Japan, Korea and Mexico in June 2001 and kept those orders in place, the orders remain subject to future sunset reviews beginning in 2005, and to annual reviews by the Department of Commerce. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our business. The relief recently granted to the line pipe industry under Section 201 of the Trade Act of 1974 is also subject to a World Trade Organization appeal and possibly further domestic review after that World Trade Organization decision is rendered, and a revocation of that relief could harm us. In any case, Section 201 relief on line pipe is due to expire on March 1, 2003. In March 2002 the United States imposed significant tariffs on imported steel products from all foreign countries other than Canada and Mexico. These higher tariffs will last for up to three years. If these tariffs are eliminated, we could be exposed to increased competition from flat rolled steel imports, which could have a material adverse effect on our business.

    We cannot predict the United States or any other government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing, tubing products, line pipe or other steel products, or the impact of these actions on our sales of oil and gas casing and tubing products or line pipe.

    The domestic OCTG industry has filed a number of trade cases in the first half of 2002 against foreign countries that are believed to be illegally importing OCTG products. The results of these cases will not be known until the second half of 2002. If the domestic OCTG industry loses these trade cases, we will continue to be exposed to increased competition in certain foreign countries. Such increased competition could have a material adverse effect on our business, operating results or financial condition.

POLITICAL AND ECONOMIC CONDITIONS IN THE UNITED STATES AND IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

Our direct foreign revenues as a percentage of our total revenues were approximately 6% in 1999, 8% in 2000 and 8% in 2001. Our entry into the finned tube business, in 2000, has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. The success of our sales to, and operations in, foreign markets depends on numerous factors, many of which are beyond our control, including economic conditions in the foreign countries in which we sell our products and services. Our international sales and operations may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

    In addition, the September 11, 2001 terrorist attacks and the possibility of additional attacks may lead to continued political and economic uncertainty that may continue to adversely affect the United States economy and financial markets. As a result, demand for our products and our profitability could decline, perhaps significantly.

WE FACE SIGNIFICANT COMPETITION.

    We operate in a highly competitive industry and compete against a number of companies, some of which have significantly greater financial, technological and marketing resources than we do. We believe that our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We cannot assure you that we will be able to compete successfully with respect to these or other factors.

DIFFICULTIES IN INTEGRATING POTENTIAL ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    We regularly evaluate potential acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

    Future acquisitions, including the possible acquisition of the North Star Steel Tubular Products Division, may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, we may issue shares of our common stock in order to consummate future acquisitions, including any acquisition of the North Star Steel Tubular Products Division. Such issuances might have a dilutive effect on our current equity holders. Furthermore, the process of integrating acquired businesses effectively involves the following risks:

    - assimilating operations and products may be unexpectedly difficult;

    - management's attention may be diverted from other business concerns;

    - we may enter markets in which we have limited or no direct experience; and

    - we may lose key employees of an acquired business.

WE HAVE BEEN SUED BY CARGILL AND NORTH STAR STEEL IN CONNECTION WITH A PROPOSED ACQUISITION AND ARE SUBJECT TO NUMEROUS LAWSUITS CONCERNING EXPOSURE TO ASBESTOS ON OUR PREMISES.

    In August 2001 we entered into an agreement with Cargill, Incorporated to acquire the assets of the Tubular Products Division of North Star Steel Company for $430.0 million and the acquisition of certain working capital liabilities. Consummation of the acquisition was subject to completion of arrangements for debt and equity financing, which we were unable to obtain. Cargill and North Star Steel subsequently sued us seeking unspecified damages and equitable relief for our alleged breach of the acquisition agreement. We can provide you no assurance that we will prevail in this lawsuit or, if we lose, the amount of damages we might be required to pay.

    In addition, during the last three years our Lone Star Steel subsidiary has been named as one of a number of defendants in 21 lawsuits alleging that certain individuals were exposed to asbestos on the defendants' premises. We did not manufacture or distribute any products containing asbestos. Some or all of these claims may not be covered by our insurance. Although we have accrued for our estimated exposure to known claims, we do not know the extent to which future claims may be filed, and therefore we cannot estimate our exposure, if any, to unasserted claims.

OUR OPERATIONS ARE SUBJECT TO VARIOUS COLLECTIVE BARGAINING AGREEMENTS WHICH COULD INVOLVE LABOR SITUATIONS WHICH COULD ADVERSELY AFFECT US.

    Our subsidiaries are subject to five collective bargaining agreements. At December 31, 2001, we had a total of 1,892 active employees, of whom 826 were represented by four unions and five bargaining units. The majority of these union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America under a contract signed in June 2001, which expires in May 2005. Two of the other agreements, covering an aggregate of approximately 79 of our warehouse and plant security workers as of December 31, 2001, expire in July 2003 and September 2003, respectively. The remaining two collective bargaining agreements covered a total of 145 employees in Canada and Mexico as of December 31, 2001. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. We can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established. Failure to renew such agreements could adversely impact our financial condition and results of operations.

WE COULD LOSE OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS IF WE EXPERIENCE AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENT.

    We had federal income tax net operating loss carryforwards of approximately $231.0 million at December 31, 2001 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2019. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50% under rules contained in the Internal Revenue Code. Since our common stock is publicly traded, there is no assurance that future trading or other sales of our stock will not result in an ownership change that could limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

A SIGNIFICANT STOCKHOLDER GROUP CONTROLS A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK.

    As of February 28, 2002, a significant stockholder group collectively owned approximately 41.96% of our outstanding common stock. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions, and their interests may not be aligned with yours. One of the seven members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or strategic direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party.

WE HAVE UNDERFUNDED PENSION PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

    Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees were underfunded by an aggregate of approximately $23.5 million as of November 30, 2001 using an investment return assumption of 9% per annum and a discount rate of 6.75% per annum. If the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, using the actuarial assumptions specified by the Pension Benefit Guaranty Corporation, or PBGC the PBGC would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities, under the PBGC assumptions, which amount we estimate to be between $30 million and $35 million.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

    Our success depends largely on the efforts and abilities of our current senior management team. Their experience and industry contacts significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. We do not maintain key-man life insurance on any members of our senior management team.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our business is subject to numerous federal, state, provincial, local and foreign laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, could have a material adverse effect on our results of operations and financial condition.

POTENTIAL CASUALTIES AND PRODUCT LIABILITY CLAIMS RELATING TO THE PRODUCTS WE MANUFACTURE AND SELL TO THE OIL AND GAS INDUSTRY AND INDUSTRIES USING HEAT RECOVERY APPLICATIONS COULD HARM OUR BUSINESS.

    Our oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. In addition, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the commercial alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. We cannot assure you that our insurance will be adequate or available to protect us in the event of a claim or that the coverage will not be canceled or otherwise terminated.

MARKET VOLATILITY AND DOWNTURNS OF INDUSTRIES WHICH USE OUR FINTUBE PRODUCTS FOR HEAT RECOVERY APPLICATIONS COULD REDUCE DEMAND FOR THESE PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

    Our Fintube subsidiary produces boiler tubes, finned tubes and other products used in a variety of heat recovery applications, including power generation, industrial plant processing and petrochemical businesses. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and, to a lesser extent, industrial plant processing and petrochemical plant construction. Demand for these products was down in fourth quarter 2001 as construction of new power plants was curtailed due to lower energy demand attributable to the slowdown in the general economy and constraints on capital to fund the construction projects. Power plant construction curtailments and cancellations are expected to continue during 2002.

    This decline in construction activity and the corresponding decline in demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas markets. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these Fintube products could adversely affect our results of operations. Some additional factors affecting demand are:

    - the level of consumer and industrial demand for electrical power generation;

    - fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

    - the price and amount of imports of foreign boiler tubes, finned tubes and other products;

    - worldwide and domestic supplies of natural gas;

    - weather conditions; and

    - domestic and foreign governmental regulations and taxes.

    Due to these factors and others, we cannot give any assurance as to the level of future demand for our Fintube products.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. These forward-looking statements are subject to risks and uncertainties and include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

    - natural gas and oil price volatility;

    - domestic and foreign competition;

    - steel price volatility;

    - our ability to successfully manage our business;

    - fluctuations in industry-wide inventory levels;

    - fluctuations in construction levels of gas-fired, combined-cycle power generation plants;

    - general economic conditions;

    - the presence or absence of governmentally imposed trade restrictions; and

    - other factors disclosed under "Risk Factors" and elsewhere in this prospectus supplement and the accompanying prospectus.

    These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

    Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately
$82.7 million, or $95.2 million if Goldman, Sachs & Co. exercises its option to purchase additional shares in full, from the sale of the shares of common stock offered by this prospectus supplement and the accompanying prospectus, after deducting expenses payable by us.

    We intend to use the net proceeds from this offering for one or more of the following purposes:

    - to pay a portion of the purchase price for our possible acquisition of the Tubular Products Division of North Star Steel Company in the event our proposal ultimately results in an acquisition of such division;

    - to acquire other complementary businesses or to make compatible asset investments; or

    - to provide funds for working capital and other general corporate purposes.

    North Star Steel Company and its parent corporation, Cargill, Incorporated, are currently soliciting offers from an unknown number of potential bidders for the purchase of North Star's Tubular Products Division, a leading manufacturer of seamless oilfield products. In April 2002 we submitted a proposal for the purchase of the Tubular Products Division pursuant to this process. In the event our proposal ultimately results in an acquisition of the Tubular Products Division, we would use the net proceeds from this offering, together with borrowings under our senior credit facility, other debt financing and cash on hand, to fund the purchase price for such division. We can provide no assurance that we will prevail in the bidding process for the Tubular Products Division.

    We previously entered into an agreement in August 2001 to purchase the Tubular Products Division. Consummation of the acquisition was subject to completion of arrangements for debt and equity financing, which we were unable to obtain. On December 14, 2001, Cargill and North Star Steel filed a lawsuit against us in the District Court for the County of Hennepin, Minnesota, Fourth Judicial District, seeking unspecified damages and equitable relief for our alleged breach of the acquisition agreement. We are confident that we fully performed all of our obligations under the agreement, and we will contest the lawsuit vigorously. If we are the successful bidder and ultimately close an acquisition of the Tubular Products Division, we would expect that Cargill and North Star Steel would agree to dismiss the lawsuit. We can provide no assurance that we will prevail in the lawsuit or, if we lose, the amount of damages we might be required to pay. See "Risk Factors--Risks Relating to Our Business--We have been sued by Cargill and North Star Steel in connection with a proposed acquisition and are subject to numerous lawsuits concerning exposure to asbestos on our premises."

    Lone Star can provide no assurance that it will prevail in the bidding process for the Tubular Products Division. In the event that we do not use the net proceeds from this offering to fund the acquisition of the Tubular Products Division, we intend to use the entire net proceeds for working capital and other general corporate purposes or to acquire other complementary businesses or to make compatible asset investments. Pending any specific application, we may initially invest the net proceeds from this offering in short-term marketable securities.

                          PRICE RANGE OF COMMON STOCK

    Our common stock is traded on the New York Stock Exchange under the symbol "LSS." The following table sets forth, on a per share basis for the periods indicated, the range of high and low sales prices of our common stock as reported by the New York Stock Exchange during the periods shown.

                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
2000:
First Quarter...............................................   $51.00     $25.63
Second Quarter..............................................    54.25      36.00
Third Quarter...............................................    51.88      37.25
Fourth Quarter..............................................    54.75      24.45

2001:
First Quarter...............................................   $49.10     $30.20
Second Quarter..............................................    54.30      33.00
Third Quarter...............................................    35.95      10.10
Fourth Quarter..............................................    19.20      11.21

2002:
First Quarter...............................................   $22.92     $13.63
Second Quarter (through April 23, 2002).....................    30.25      22.53

    On April 23, 2002, the last reported sales price of our common stock as reported on the New York Stock Exchange was $27.19 per share. On December 31, 2001, the outstanding shares of our common stock were held by approximately 3,100 holders of record.

                                DIVIDEND POLICY

    We have not paid any dividends on our common stock since becoming a publicly held corporation in 1985, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. Additionally, our credit facility restricts our ability to pay dividends under certain circumstances.

                                 CAPITALIZATION

    THE FOLLOWING TABLE SHOWS OUR ACTUAL CASH AND CAPITALIZATION AS OF
MARCH 31, 2001 AND AS ADJUSTED TO REFLECT THIS OFFERING AND THE APPLICATION OF THE NET PROCEEDS. CAPITALIZATION CONSISTS OF DEBT, INCLUDING THE CURRENT PORTION, AND STOCKHOLDERS' EQUITY.

    You should read this table together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes that are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                AS OF
                                                              MARCH 31,       AS
                                                                2002      ADJUSTED(1)
                                                              ---------   -----------
                                                                   (IN MILLIONS)
Cash and cash equivalents(2)................................   $ 97.8        $180.5
                                                               ------        ------
Current portion of long term debt...........................       --            --
Long-term debt:
  Revolving credit facility.................................       --            --
  9.00% Senior Subordinated Notes due 2011..................    150.0         150.0
                                                               ------        ------
    Total debt..............................................    150.0         150.0
Shareholders' equity(2).....................................    309.7         392.4
                                                               ------        ------
    Total capitalization....................................   $459.7        $542.4
                                                               ======        ======

------------

(1) The As Adjusted amounts exclude any proceeds that may be received from the 30-day option granted by us to the underwriter to purchase up to 487,500 additional shares of common stock to cover short sales.

(2) The As Adjusted amounts reflect the proceeds from the offering, net of the underwriting discount and estimated legal, accounting, printing and other related fees.

                                  UNDERWRITING

    Lone Star and Goldman, Sachs & Co. have entered into an underwriting agreement and a pricing agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,250,000 shares offered hereby.

    If Goldman, Sachs & Co. sells more shares than the total number set forth above, Goldman, Sachs & Co. has an option to buy an additional 487,500 shares from Lone Star to cover such sales. It may exercise that option for 30 days.

    Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. In addition, Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

    Lone Star, Alpine Capital, L.P., Keystone, Inc. and certain of Lone Star's executive officers and directors have agreed with Goldman, Sachs & Co. not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement except with the prior written consent of the representatives. This agreement does not apply to any existing employee stock option plans or to the issuance of up to 3.5 million shares of our common stock in the aggregate (depending on the circumstances) as consideration in connection with certain future acquisitions.

    In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Lone Star has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

    Lone Star estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

    Goldman, Sachs & Co. and its affiliates have in the past provided, and may in the future from time to time provide, commercial or investment banking services to us, for which they have in the past received, and may in the future receive, customary fees.

                                 LEGAL MATTERS

    The legality of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Legal matters relating to the common stock offered by this prospectus supplement will be passed upon for Goldman, Sachs & Co. by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

    The audited consolidated financial statements and schedules of Lone Star incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS
-------------

                          LONE STAR TECHNOLOGIES, INC.

                                  $250,000,000

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                               Depositary Shares
                                    Warrants

    By this prospectus, we may offer and sell from time to time up to $250,000,000 of debt securities, preferred stock, common stock, depositary shares and warrants. This prospectus covers guarantees, if any, of our payment obligations under any debt securities, given by one or more of our subsidiaries named in this prospectus, on terms to be determined at the time of the offering.

    We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

    The selling stockholder may sell up to 1,000,000 shares of common stock being registered in connection with this prospectus. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

    Our common stock is listed on the New York Stock Exchange under the symbol "LSS."

    YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November 15, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................      3
About the Company...........................................      3
Where You Can Find More Information.........................      3
Cautionary Statement Concerning Forward-Looking
  Statements................................................      5
Risk Factors................................................      6
Use of Proceeds.............................................     14
Ratio of Earnings to Fixed Charges..........................     15
Description of Debt Securities..............................     16
Description of Capital Stock................................     21
Description of Depositary Shares............................     23
Description of Warrants.....................................     24
Selling Stockholder.........................................     26
Plan of Distribution........................................     26
Legal Matters...............................................     27
Experts.....................................................     27

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                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. One of our stockholders may also sell up to 1,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

    The terms "Lone Star," "we," "our" and "us" refer to Lone Star
Technologies, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. The address of our principal executive offices is 15660 North Dallas Parkway, Suite 500, Dallas, Texas 75248, and our telephone number is (972) 770-6401. Our mailing address is P.O. Box 803546, Dallas, Texas 75380. Our website is located at www.lonestartech.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                               ABOUT THE COMPANY

    We are the leading domestic manufacturer of premium welded "oil country tubular goods," which are steel tubular products used in the completion and production of oil and natural gas wells. We are also a major manufacturer of line pipe, which is used in the gathering and transmission of oil and natural gas. In addition, we are a leading manufacturer of specialty tubing products used in power technology, automotive, construction, agricultural and industrial applications. In January 2000, we acquired the assets of Fintube Limited Partnership, the largest specialty tubing manufacturer of heat recovery finned tubulars, which are used in various power technology applications, including in the construction of gas-fired, combined cycle power generation plants. Also, in April 2000 we completed an acquisition of the assets of Bellville Tube Corporation, a manufacturer of casing, tubing and line pipe for the oil and gas industry.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our filings with the SEC are also available to the public over the Internet at the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

    - Annual Report on Form 10-K, as amended, for the year ended December 31, 1999.

    - Current Report on Form 8-K filed November 22, 1999 (date of event November 16, 1999).

    - Current Report on Form 8-K filed January 18, 2000 (date of event
      January 3, 2000), Amendment No. 1 to the Form 8-K filed February 3, 2000, Amendment No. 2 to the Form 8-K filed March 17, 2000, Amendment No. 3 to the Form 8-K filed March 29, 2000 and Amendment No. 4 to the Form 8-K filed June 1, 2000. The Form 8-K, as amended, includes audited financial statements of Fintube Limited Partnership and unaudited pro forma financial statements of Lone Star reflecting the acquisition by Lone Star of the Fintube assets.

    - Current Report on Form 8-K filed March 16, 2000 (date of event March 8,
      2000).

    - Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

    - Current Report on Form 8-K filed April 17, 2000 (date of event March 31,
      2000) and Amendment No. 1 to the Form 8-K filed June 14, 2000. The
      Form 8-K, as amended, includes audited financial statements of Bellville Tube Corporation and unaudited pro forma financial statements of Lone Star reflecting the acquisition by Lone Star of the Bellville assets.

    - Current Report on Form 8-K filed July 11, 2000 (date of event July 11,
      2000).

    - Current Report on Form 8-K filed July 18, 2000 (date of event July 17,
      2000).

    - Current Report on Form 8-K filed July 28, 2000 (date of event July 27,
      2000).

    - Current Report on Form 8-K filed August 4, 2000 (date of event August 4,
      2000).

    - Current Report on Form 8-K filed September 5, 2000 (date of event August 29, 2000).

    - Current Report on Form 8-K filed October 18, 2000 (date of event October 16, 2000).

    - Current Report on Form 8-K filed October 20, 2000 (date of event October 18, 2000).

    - Current Report on Form 8-K filed October 20, 2000 (date of event October 19, 2000).

    - Current Report on Form 8-K filed October 23, 2000 (date of event October 20, 2000).

    - Registration Statement on Form 8-A filed April 9, 1997 containing a description of the Lone Star common stock.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

    Lone Star Technologies, Inc.

    P.O. Box 803546

    Dallas, Texas 75380

    Attention: Sharon Goodrich

    (972) 770-6401

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect" "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These forward-looking statements include statements regarding our financial position, business strategy and other plans and objectives for future operations and any other statements which are not historical facts. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Among the factors that could cause actual results to differ materially from our expectations are the following:

    - natural gas and oil price volatility;

    - domestic and foreign competition;

    - steel price volatility;

    - inventory fluctuations;

    - our ability to successfully manage our business;

    - fluctuations in industry-wide inventory levels;

    - fluctuations in construction levels of gas-fired, combined cycle power generation plants;

    - general economic conditions;

    - the presence or absence of governmentally imposed trade restrictions; and

    - similar matters and other factors disclosed under "Risk Factors" and elsewhere in this prospectus or in any prospectus supplement.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

    A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT BEFORE PURCHASING OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND YOU MAY LOSE ALL OF YOUR INVESTMENT.

THE VOLATILITY OF OIL AND GAS MARKETS AFFECTS DEMAND FOR OUR PRINCIPAL PRODUCTS, AND DOWNTURNS IN THESE MARKETS COULD CAUSE OUR REVENUES TO DECREASE.

    The sale of casing, tubing and line pipe to the oil and gas industry constitutes the most significant source of our revenues. The oil and gas industry has historically been volatile. Downturns in the oil and gas markets and general economic conditions could cause demand for our principal products to decrease, which would adversely affect our revenues and results of operations.

    Demand for our oilfield products depends primarily upon the number of oil and natural gas wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities depends primarily on natural gas and oil industry expectations as to future prices. Natural gas and oil prices are subject to significant fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

    - worldwide and domestic supplies of and demand for oil and natural gas;

    - the volatility of natural gas and oil prices;

    - the instability of domestic and foreign natural gas and oil production;

    - political instability or armed conflict in oil and gas producing regions;

    - the price, fluctuation in inventories and level of imports of oil and gas casing, tubing and line pipe;

    - the level of consumer and industrial demand;

    - the price and availability of alternative fuels;

    - the availability of pipeline capacity;

    - weather conditions;

    - domestic and foreign governmental regulations, especially trade laws and taxes; and

    - the overall economic environment including the demand for electricity.

    We expect natural gas and oil prices to continue to be volatile in the future. We cannot predict future natural gas and oil price movements, and we cannot give you any assurances as to the level of future demand for our products.

THE COMPETITION FOR RAW MATERIALS WE USE IN OUR BUSINESS AND THE VOLATILITY OF OUR RAW MATERIAL COSTS COULD ADVERSELY AFFECT OUR OPERATIONS.

    Purchased steel represents approximately 50% of our cost of goods sold. The price and availability of steel slabs, coils, scrap and wire rod that we use in our manufacturing processes are highly competitive and volatile. Various factors, most of which are beyond our control, affect the supply and price of steel. These factors include:

    - supply and demand factors;

    - freight costs and transportation availability;

    - inventory levels of brokers and distributors;

    - the price and availability of imported steel pipe and tubing;

    - trade duties and taxes; and

    - labor disputes.

    Changes in steel prices can affect the pricing levels of our products. We seek to maintain our profit margin by attempting to increase the price of our products in response to an increase in steel costs. Frequently, increases in the prices of our products do not fully compensate us for steel price increases and generally lag behind increases in steel prices. As a result, we typically have a limited ability to recover increases in steel costs. We cannot predict whether the availability of steel slabs and coils will constrain our operations.

OUR ACQUISITION OF FINTUBE'S AND BELLVILLE'S BUSINESSES AND ANY OTHER ACQUISITIONS MIGHT DISRUPT OUR BUSINESS IF OUR EXPECTATIONS ARE NOT MET OR IF WE ARE UNABLE TO OPERATE ANY ACQUIRED BUSINESS SUCCESSFULLY.

    In January 2000, we purchased the assets of Fintube Limited Partnership. We have retained Fintube's personnel to conduct its business in generally the same manner as it was conducted prior to the acquisition. We cannot assure you, however, that we will be successful in maintaining this continuity or that our plans regarding the operation of the acquired Fintube business or our existing business will not change. Any disruptions in personnel or operations could be compounded by our lack of familiarity with the finned tube business and could result in quality problems, inefficiencies in production or dissatisfied or lost customers. Similarly, we have retained Bellville Tube Corporation's personnel since our completed acquisition of Bellville's assets in April 2000. Any loss of key Bellville personnel could be disruptive to our business.

    We may consider other strategic acquisitions from time to time. We can give you no assurance that our acquisition activities will perform in accordance with our expectations. We must necessarily base any assessment of potential acquisitions on inexact and incomplete information and assumptions with respect to operations, profitability and other matters that may prove to be incorrect. We cannot assure you that our management would recognize the risks and uncertainties associated with any future acquisitions or that we recognized all the risks and uncertainties in the Fintube and Bellville acquisitions.

MARKET VOLATILITY AND DOWNTURNS OF INDUSTRIES WHICH USE OUR FINTUBE PRODUCTS FOR HEAT RECOVERY APPLICATIONS COULD REDUCE DEMAND FOR THOSE PRODUCTS AND ADVERSELY AFFECT OUR REVENUES.

    Our Fintube subsidiary produces boiler tubes, finned tubes and other products used in a variety of heat recovery applications, including power generation, industrial plant processing and petrochemical businesses. Our Fintube business is therefore dependent on power plant construction, the cost of alternative fuels for power generation and other factors. To a lesser extent, our Fintube business is dependent on industrial plant processing and petrochemical plant construction. This construction activity and the corresponding demand for our Fintube products are also related to natural gas and oil prices and are therefore subject to the volatility of the oil and gas market. Demand for these products fluctuates significantly in response to a number of economic, market and other factors, most of which are beyond our control. A decrease in demand for these products could adversely affect our results of operations. Some of the factors affecting demand are:

    - the level of consumer and industrial demand for electrical power generation;

    - instability and volatility of oil prices and domestic and foreign oil production levels, which factors can affect investment in petrochemical plants;

    - the price and level of imports of foreign products;

    - worldwide and domestic supplies of natural gas;

    - construction of new gas-fired power generation plants;

    - the price and availability of alternative fuels;

    - weather conditions;

    - domestic and foreign governmental regulations and taxes; and

    - the overall economic environment.

    We cannot predict future economic and market movements, and we cannot give you any assurances as to the level of future demand for our Fintube products.

CHANGES IN INDUSTRY MANUFACTURING CAPACITY AND FLUCTUATIONS IN INVENTORY OF OIL AND GAS CASING AND TUBING PRODUCTS AND LINE PIPE COULD ADVERSELY AFFECT OUR SALES.

    Industry-wide inventory levels of tubular goods for the oil and gas industry can vary significantly from period to period. Demand for oilfield tubular products from the manufacturer could decline and is often volatile due to inventory supply resulting from reduced end user purchases, new manufacturing capacity and/or increased imports. Any oversupply of oilfield tubular products would have a direct adverse effect on the demand for new production of our oilfield tubular goods when customers draw from existing inventory rather than purchase new products. Moreover, short term fluctuations in demand for oilfield tubular products can occur due to the inability of distributors to buy these products because of capital constraints, the desire of distributors to reduce inventory to lessen the personal property taxes they must pay and other market outlook considerations. As a result, our oil and gas casing and tubing sales could decline, thereby adversely affecting our results of operations. Excessive inventories could have a material adverse effect on price levels. We cannot assure you that any new or excess domestic capacity will be substantially absorbed during periods of increased domestic drilling activity since foreign producers of oil and gas casing and tubing and line pipe may increase their exports to the United States market.

EASING OF UNITED STATES GOVERNMENT IMPORT TRADE RESTRICTIONS COULD INCREASE FOREIGN COMPETITION IN OUR INDUSTRY AND HARM OUR BUSINESS, PARTICULARLY IN THE CASE OF OIL AND GAS CASING AND TUBING AND LINE PIPE.

    The domestic steel industry historically has faced significant competition from foreign steel producers. The level of imports of oil country tubular goods, which has varied significantly over time, affects the domestic market for these goods. High levels of imports reduce the volume sold by domestic producers and tend to suppress selling prices, both of which have an adverse impact on our business.

    The level of imports of oil and gas casing and tubing and line pipe is affected by:

    - overall world demand for oil and gas casing and tubing and line pipe;

    - inventory levels of casing, tubing and line pipe;

    - the purchasing pattern of distributors and end users;

    - domestic and foreign trade policy; and

    - the relative value of the United States dollar.

    Many foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production and sales may be influenced more by political and economic policy considerations than by prevailing market conditions. Actions motivated by these factors could increase competition and cause our sales to decrease.

    The United States government is currently imposing duties on the imports of various oil and gas casing and tubing products from some foreign countries in response to antidumping and countervailing duty cases filed by several domestic steel companies. In February 2000, the United States government granted relief to the line pipe industry under Section 201 of the Trade Act of 1974 by imposing restrictions and tariffs on some welded line pipe imports for three years.

    Antidumping and countervailing duty orders applicable to our industry are limited to specific countries, are largely under appeal and may be revoked as a result of periodic "sunset reviews." Additionally, an individual exporter may retain revocation as to itself under specific circumstances. If those orders are revoked in full or in part or the duty rates are lowered, we could be exposed to increased competition from imports that could have a material adverse effect on our business. The relief granted to the line pipe industry in February 2000 under Section 201 of the Trade Act of 1974 is also subject to appeal and review, and a revocation of that relief could harm us.

    We cannot predict the United States government's future actions regarding import duties or other trade restrictions on imports of oil and gas casing and tubing products or line pipe, or the impact of these actions on our sales of oil and gas casing and tubing products or line pipe.

OUR PRECISION MECHANICAL TUBULARS AND OTHER BUSINESSES ARE SENSITIVE TO ECONOMIC DOWNTURNS, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

    The demand for our precision mechanical tubulars, flat rolled steel and other products is also cyclical in nature and is sensitive to general economic conditions. We manufacture and sell high quality steel tubing in the form of precision mechanical tubulars used by our customers in the manufacture of products such as automotive stabilizers, hydraulic cylinders and cranes. The demand for these products and, in turn, for our precision mechanical tubulars, is cyclical and dependent on the general economy, the automotive and construction industries and other factors affecting domestic goods activity. We cannot assure you that our precision mechanical tubulars inventories will not become excessive, which could have a material adverse effect on price levels and the quantity of precision mechanical tubulars sold by us.

WE FACE SIGNIFICANT FOREIGN AND DOMESTIC COMPETITION IN OUR OIL AND GAS CASING AND TUBING AND FINTUBE BUSINESSES, AND THIS COMPETITION MAY CAUSE US TO LOSE SALES.

    The market for our products, particularly with respect to oil and gas casing and tubing, line pipe and finned tubes, is highly competitive. We believe that the principal competitive factors affecting these products are quality, availability, service and price. We compete with foreign and domestic producers, including, in the case of oilfield products, manufacturers of seamless products. Many of the foreign producers benefit from substantially greater assets and resources than we have and from integrated or consolidated commercial relationships. Our oil and gas casing and tubing and line pipe products are subject to competition from domestic and foreign integrated and mini-mill producers. Our Fintube products face competition from both domestic manufacturers and from Pacific Rim and other international producers. These companies may be better able than us to successfully endure downturns in either the energy or industrial sectors. Currency fluctuations may make our products less competitive.

    In the welded oil and gas casing and tubing and line pipe market, we compete against manufacturers that may be able to purchase or produce semi-finished steel, hot rolled coils or scrap at a lower cost than we can. Our Lone Star Steel subsidiary satisfies its raw material requirements and those of our Bellville subsidiary by purchasing semi-finished steel, using purchased and internally generated scrap to make hot rolled coils in its melt shop and hot strip mill and purchasing coils. Correspondingly, our Fintube subsidiary must also compete with manufacturers that may be able to purchase or produce coils more cost-effectively than we can. We cannot assure you that we can satisfy our subsidiaries' raw material requirements as cost-effectively as our competitors.

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WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS, AND WE MAY REQUIRE ADDITIONAL CAPITAL
IN THE FUTURE WHICH MIGHT NOT BE AVAILABLE TO US.

    We operate in capital intensive businesses. We have made, and expect to make, significant capital expenditures each year both for the recurring maintenance necessary to keep manufacturing facilities operational and to comply with environmental and other legal requirements. Additionally, we regularly make significant capital expenditures for technological improvements and maintenance. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures.

WE HAVE UNDERFUNDED PENSION PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

    Our three defined benefit pension plans for our Lone Star Steel subsidiary's bargaining unit employees are significantly underfunded. If the plans were terminated under the distress termination provisions of the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," the Pension Benefit Guaranty Corporation, or "PBGC," would have claims against our assets for the amount necessary to satisfy the plans' unfunded benefit liabilities under the PBGC's actuarial assumptions.

POTENTIAL CASUALTIES AND PRODUCT LIABILITY CLAIMS RELATING TO THE PRODUCTS WE MANUFACTURE AND SELL TO THE OIL AND GAS INDUSTRY AND INDUSTRIES USING HEAT RECOVERY APPLICATIONS COULD HARM OUR BUSINESS.

    Our oil and gas casing, tubing and line pipe products are sold primarily for use in oil and gas drilling and transmission activities, which are subject to inherent risks, including well failures, line pipe leaks and fires, that could result in death, personal injury, property damage, pollution or loss of production. Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and damage to property. Correspondingly, defects in our specialty tubing products could result in death, personal injury, property damage, pollution, damage to equipment and facilities or inefficient heat recovery. We warrant our oilfield products and specialty tubing and the alliance products we sell or distribute to be free of various defects. Actual or claimed defects in our products may give rise to claims against us for losses and expose us to claims for damages. We cannot assure you that our insurance will be adequate or available to protect us in the event of a claim or that the coverage will not be canceled or otherwise terminated.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

    Our Lone Star Steel subsidiary's direct foreign revenues as a percentage of total revenues were approximately 6% in 1999, 8% in 1998 and 9% in 1997. Our entry into the finned tube business has increased our foreign exposure, as our Fintube subsidiary maintains manufacturing facilities in Canada and Mexico. Before our Fintube acquisition, Fintube Limited Partnership had direct and indirect sales relating to projects outside the United States of approximately $5.1 million in 1999, $8.6 million in 1998 and $15.8 million in 1997. The success of our sales to foreign markets depends on numerous factors, many of which are beyond our control. These factors include economic conditions in the foreign countries in which we sell our products and services. Our international sales may also expose us to risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards and political risks.

VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS WHICH WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our business is subject to numerous United States and foreign federal, state, provincial and local laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not have a material adverse effect on our results of operations and financial condition.

OUR OPERATIONS ARE SUBJECT TO VARIOUS COLLECTIVE BARGAINING AGREEMENTS, AND WORK STOPPAGES AND OTHER LABOR PROBLEMS COULD ADVERSELY AFFECT US.

    Our subsidiaries are subject to six collective bargaining agreements with five unions. The majority of our union workers are employees of our Lone Star Steel subsidiary represented by the United Steelworkers of America. Two of the other agreements cover substantially all of Lone Star Steel's warehouse and plant security workers. The remaining three collective bargaining agreements cover employees of our Fintube subsidiary in Canada and Mexico. These agreements generally cover wages, health care benefits and retirement plans, seniority, job classes and work rules. We can give you no assurance that these collective bargaining agreements will be renewed upon expiration or that new collective bargaining agreements on terms acceptable to us will be established.

OUR SIGNIFICANT STOCKHOLDERS CONTROL A SUBSTANTIAL PORTION OF OUR OUTSTANDING COMMON STOCK.

    We believe that a significant stockholder group collectively owns almost one-half of our common stock prior to any sale of shares pursuant to this prospectus and any sales of common stock by us. Accordingly, these stockholders, as a group, will be able to significantly influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Historically, this significant stockholder group has generally not affirmatively acted to control or impact our management. We cannot assure you, however, that this stockholder group will continue to act in the same manner in the future. One of the eight members of our Board of Directors serves on our Board at the request of this significant stockholder group. The existence of these levels of ownership concentrated in a few persons makes it less likely that any other holder of common stock will be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control or our acquisition by a third party. In addition, this group's ownership following this offering may reduce the trading volume.

WE COULD LOSE OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS IF WE, OR THE CONSOLIDATED GROUP WITH WHOM WE FILE TAX RETURNS, EXPERIENCES AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENTAGE POINTS.

    We had federal income tax net operating loss carryforwards of approximately $261.6 million at December 31, 1999 that, if not utilized to reduce our taxable income, will expire between years 2003 and 2014. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon either us, or the consolidated group with whom we file our tax returns, not experiencing an ownership change of more than 50 percentage points under rules contained in the Internal Revenue Code. Since our common stock is publicly traded, there is no assurance that future trading or other sales of our stock will not result in an ownership change that could limit the availability of our net operating loss carryforwards. In addition, a portion of our net operating loss carryforwards relates to our former subsidiary, American Federal Bank, F.S.B., and is subject to an agreement with the Federal Deposit Insurance Corporation under which we may be required to pay that government agency for certain tax benefits relating to the use of the net operating loss carryforwards.

WE HAVE A HOLDING COMPANY STRUCTURE AND THE DEBT SECURITIES OFFERED BY THIS PROSPECTUS WILL BE EFFECTIVELY SUBORDINATED TO OTHER SECURED INDEBTEDNESS.

    Lone Star Technologies is a holding company, and our assets primarily consist of the stock of our Lone Star Steel and Fintube Technologies subsidiaries. Any debt securities offered by this prospectus will be direct unsecured obligations of Lone Star Technologies, which derives all of its revenues from the operations of its subsidiaries. As a result, Lone Star Technologies will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the principal of and interest on the debt securities. The payment of dividends to us from our subsidiaries and the payment of interest on or the repayment of any principal of any loans or advances we make to any of our subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of our subsidiaries.

    Any debt securities offered by this prospectus will be general unsecured obligations of Lone Star Technologies and will rank equal in right of payment to all unsubordinated indebtedness of Lone Star Technologies and will rank senior in right of payment to all subordinated indebtedness of Lone Star Technologies. The debt securities will be unconditionally guaranteed, jointly and severally, by each of the subsidiary guarantors. The subsidiary guarantees will be general unsecured obligations of the subsidiary guarantors and will rank equal in right of payment to all unsubordinated indebtedness of the subsidiary guarantors and will rank senior in right of payment to all subordinated indebtedness of the subsidiary guarantors. However, the debt securities will be effectively subordinated to any secured indebtedness of Lone Star Technologies and the secured indebtedness of our subsidiary guarantors to the extent of the value of the assets securing the indebtedness. If there is a default on that secured indebtedness, or bankruptcy, liquidation or reorganization of Lone Star Technologies and its subsidiaries, those assets will be available to satisfy obligations with respect to the secured indebtedness before making any payment on the debt securities. Any debt securities offered by this prospectus will not be secured by any of the assets of Lone Star Technologies or its subsidiaries.

THERE IS NO PUBLIC MARKET FOR THE SECURITIES OFFERED BY THIS PROSPECTUS.

    There is no existing trading market for the securities offered by this prospectus except for the common stock. There can be no assurance regarding the development of a market for these securities, the ability of the holders to sell these securities or the price at which the holders may be able to sell the securities. If such a market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing market conditions, Lone Star's operating results and the market for similar securities.

A FRAUDULENT CONVEYANCE WOULD ADVERSELY AFFECT YOUR RIGHTS AS A HOLDER OF DEBT SECURITIES SUPPORTED BY SUBSIDIARY GUARANTEES.

    Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the guarantees, if any. If any subsidiary guarantee is issued and to the extent that a court were to find that it was issued with the intent to hinder, delay or defraud any present or future creditor or the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors over another, or a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor:

    - was insolvent;

    - was rendered insolvent because of the issuance of the guarantee;

    - was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor were unreasonably small to carry on its business; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured then the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor's creditors.

    To the extent a subsidiary guarantee was avoided as a fraudulent conveyance or held to be unenforceable, holders of any debt securities supported by the guarantee would cease to have any claim against the subsidiary guarantor and would be creditors solely of Lone Star Technologies and any subsidiary guarantor whose guarantee was not avoided or held to be unenforceable. If that occurred, the claims of the holders of those securities against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of debt securities relating to any avoided portions of any of the subsidiary guarantees.

THERE MAY BE ADDITIONAL RISK FACTORS IN THE FUTURE.

    Please see the prospectus supplement and our filings with the SEC incorporated herein for additional risk factors that may be applicable to a particular class or issuance of securities or to us in the future.

                                USE OF PROCEEDS

    Unless otherwise provided in a prospectus supplement, we will use the net proceeds of the sale of securities described in this prospectus and in any prospectus supplement to repay existing debt, to acquire other businesses, to fund development of new products, to fund capital expenditures and to provide funds for general corporate purposes.

    We do not expect to receive any proceeds from the sale of our common stock by the selling stockholder.

    The exact amount of net proceeds to be used and when they will be applied to corporate purposes will depend on a number of factors, including market conditions, our funding requirements and the availability of alternative funding sources. We will disclose in a prospectus supplement any future proposal to use net proceeds from an offering of our securities to finance a specific purpose, if applicable.

                       RATIO OF EARNINGS TO FIXED CHARGES

    We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements (including the notes thereto) incorporated by reference to our most recent Annual Report on Form 10-K, or most recent quarterly report on Form 10-Q, and our amended reports on Form 8-K dated June 1, 2000 and June 14, 2000, each as filed with the SEC.

                                                 FISCAL YEAR ENDED DECEMBER 31,                      NINE MONTHS     NINE MONTHS
                                -----------------------------------------------------------------       ENDED           ENDED
                                                                                       PRO FORMA    SEPTEMBER 30,   SEPTEMBER 30,
                                  1995       1996       1997       1998       1999      1999(2)         1999            2000
                                --------   --------   --------   --------   --------   ----------   -------------   -------------
Ratio of Earnings to Fixed
  Charges(1)..................   1.88x      3.89x      6.13x     (4.38)x     0.13x       1.37x         (1.04)x          3.30x

------------------------------

(1) For purposes of computing the ratio of earnings to fixed charges "earnings" consist of pretax income from continuing operations which includes earnings allocable to minority owners' interests plus fixed charges (excluding capitalized interest). "Fixed charges" consists of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness, and a portion of rental expense deemed to represent the interest portion of our lease expense.

(2) The Pro Forma 1999 ratio of earnings to fixed charges gives effect to the Fintube Limited Partnership and Bellville Tube Corporation acquisitions and related financing.

    Historical earnings were inadequate to cover fixed charges by $32.3 million in the fiscal year ended 1998 and by $9.4 million for the nine months ended September 30, 1999.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be:

    - our direct unsecured general obligations; and

    - either senior debt securities or subordinated debt securities.

    In this section, the words "we" and "us" refer only to Lone Star Technologies, Inc., the issuer of the debt securities, and not our subsidiaries. Capitalized terms used, but not defined, in this "Description of Debt Securities" have the meanings specified in the applicable Indenture.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN A PROSPECTUS SUPPLEMENT

    The following describes general terms and provisions of the debt securities to which any prospectus supplement may relate. Other terms, and the particular terms of a specific series of debt securities (which differ from the terms described below), will be described in the prospectus supplement relating to that series. The terms of each series of debt securities will be governed by an indenture or a supplemental indenture (each an "Indenture") that we will enter into with a trustee. Forms of Indentures relating to senior debt securities and subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus forms a part. However, these forms likely do not include all of the terms and specific covenants that will be applicable to any series of debt securities. We will file an Indenture relating to each series of debt securities as an exhibit to this registration statement (or as an exhibit to a Current Report on Form 8-K) before we will sell those debt securities. You should read that Indenture because it, and not this description, will control the rights of holders of the applicable debt securities.

    A prospectus supplement and an Indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the form and title of the debt securities;

    - the total principal amount of the debt securities;

    - the date or dates on which the principal of the debt securities will be payable;

    - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

    - the currency or currency unit in which the debt securities will be paid;

    - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

    - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

    - any optional redemption provisions;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - any rights of the holders of the debt securities to convert or exchange the debt securities into or for our common stock, or another of our securities, and the terms and conditions of the conversion or the exchange;

    - any changes to or additions to the Events of Default;

    - any changes to or additions to the covenants described below or contained in the Indentures; and

    - any other terms of the debt securities.

SENIOR AND SUBORDINATED DEBT SECURITIES

    The senior debt securities will rank equally in right of payment with any other senior and unsubordinated debt we may have. The subordinated debt securities will rank junior in right of payment to any senior debt we may have. Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

    Each Indenture will provide for the issuance of debt securities up to the principal amount that we authorize. Moreover, any Indenture relating to subordinated debt (a "Subordinated Indenture") will not limit the amount of senior debt that we may incur.

    Each Subordinated Indenture will provide that no payment of principal, interest and any premium on the applicable subordinated debt securities may be made if:

    - we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

    - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

    - we have a nonpayment default on certain designated senior debt that imposes a payment blockage on the subordinated debt securities.

SUBSIDIARY GUARANTEES

    Certain subsidiaries of Lone Star may provide joint and several guarantees of Lone Star's payment obligations under a series of debt securities. Any subsidiary of Lone Star that guarantees any indebtedness of Lone Star will be required to execute a subsidiary guarantee and become a guarantor under the applicable Indenture. The obligations of each guarantor under its subsidiary guarantee will be limited to the maximum amount the guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance". A description of the terms of any subsidiary guarantee will be contained in the prospectus supplement relating to the debt securities that are being guaranteed.

CERTAIN COVENANTS

    Unless otherwise provided in any applicable prospectus supplement, we will provide in the applicable Indenture that at any time debt securities are outstanding, we will:

    - pay the principal, interest and premium on the debt securities when due;

    - maintain a place of payment for the debt securities;

    - deliver a report to the applicable trustee at the end of each fiscal year reviewing our obligations under the applicable Indenture; and

    - deposit sufficient funds with any payment agent on or before the due date for any principal, premium or interest payment.

    Further, unless otherwise provided in any applicable prospectus supplement, each Indenture will not allow us to consolidate or merge with another entity or sell or transfer all or substantially all of our property and assets to another entity unless the remaining or acquiring entity assumes all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on any outstanding series of debt securities and performance of the covenants in the Indentures.

    However, we will only consolidate or merge with or into any other entity or sell or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

    - the remaining or acquiring entity is a corporation, partnership or trust organized and existing under the laws of the United States, any state or the District of Columbia;

    - the remaining or acquiring entity assumes our obligations under the Indentures and any outstanding debt securities pursuant to agreements reasonably satisfactory to the applicable trustee; and

    - immediately after giving effect to the transaction no default or Event of Default exists.

    The remaining or acquiring entity will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. Generally, if we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any Indenture and under the debt securities.

ADDITIONAL COVENANTS

    Any series of debt securities may provide in the applicable Indenture for additional covenants which may restrict the operations and activities of Lone Star, including covenants which restrict our ability to make certain payments, to incur additional indebtedness, to create, incur or assume liens, to consolidate with, merge with or sell some or substantially all of our assets to a third party or to engage in transactions with our affiliates (other than our subsidiaries).

EVENTS OF DEFAULT AND REMEDIES

    "Event of Default" when used in an Indenture, will mean any of the following, unless indicated otherwise in the applicable prospectus supplement:

    - our failure to pay the principal of, or any premium on, any debt security when due;

    - our failure to pay interest on any debt security for 30 days;

    - our failure to perform or our breach of certain covenants or warranties in the Indenture that continues for 90 days after being given written notice;

    - certain events involving our bankruptcy, insolvency or reorganization;

    - default in the deposit of any applicable sinking fund payment, when and as due by the terms of that series of debt securities; or

    - any other Event of Default included in the Indenture.

    The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or sinking fund installment) if it considers such withholding of notice to be in the best interests of the holders.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration under certain circumstances.

    Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercise any power conferred upon the trustee, for any series of debt securities.

MODIFICATION OF INDENTURES

    Generally, under each Indenture, we and the trustee will be permitted to modify our rights and obligations, the subsidiary guarantors' rights and obligations and the rights of the holders under that Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification, including consents obtained in connection with a purchase of, or a tender offer for, a series of debt securities. Without the consent of each holder affected, no modification may:

    - reduce the principal amount of or change the stated maturity of the principal of any series of debt securities;

    - reduce the rate of, or change the time for payment of interest on, any series of debt securities;

    - alter the ranking of the series of debt securities relative to any other indebtedness of Lone Star;

    - waive a default or Event of Default in the payment of principal of or premium, if any, or interest on a series of debt securities (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of such series of debt securities and a waiver of the payment default that resulted from such acceleration); or

    - make any change in the preceding modification, amendment and waiver provisions.

    Without the consent of any holder of the debt securities, we and the applicable trustee may amend or supplement an Indenture:

    - to cure any ambiguity, defect or inconsistency;

    - to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the applicable Indenture of any such holder;

    - to add additional covenants or Events of Default;

    - to provide for a successor trustee; or

    - to comply with SEC requirements in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

DISCHARGING OUR OBLIGATIONS; DEFEASANCE

    We may choose either to discharge all of our obligations and the obligations of the guarantors under any series of debt securities in a legal defeasance or to release ourselves and the guarantors from the covenant restrictions with respect to a series of debt securities in a covenant defeasance. Such discharge or release will occur after we irrevocably deposit with the applicable trustee cash or government securities in an amount sufficient to pay the principal, interest, any premium and any other sums to the stated maturity date or a redemption date for that series of debt securities. If we choose this option, the holders of that series of debt securities will not be entitled to the benefits of the applicable Indenture, except for:

    - registration of transfer and exchange of debt securities;

    - replacement of lost, stolen or mutilated debt securities;

    - conversion or exchange of debt securities; and

    - the receipt of principal and interest (solely from the trust fund) on the original stated due dates or specified redemption dates.

    We may discharge our obligations under an Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the applicable trustee an opinion of counsel that the discharge will not result in the holders of that series of debt securities having to recognize taxable income or loss or subject them to different tax treatment. In addition, no default or Event of Default may have occurred and be continuing at the time of such deposit, and the discharge may not result in the breach or violation of any material agreement to which we are a party.

REDEMPTION

    The debt securities may be redeemable at our option or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

REGISTRATION OF NOTES; MINIMUM DENOMINATIONS

    We may issue debt securities of a series in registered, bearer, coupon or global form. Debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000 or in amounts of $5,000 for bearer securities.

PAYMENT AND TRANSFER

    We will pay principal and any premium and interest on debt securities at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose.

    We will make interest payments to the person in whose name the debt security is registered at the close of business on the days specified in the applicable Indenture.

    Fully registered debt securities may be transferred or exchanged at the corporate trust office of the applicable trustee or at any other office or agency maintained by us for such purpose, without the payment of any service charge except for any tax or governmental charge.

THE TRUSTEE

    RESIGNATION OR REMOVAL OF TRUSTEE

    Under provisions of the Indentures and the Trust Indenture Act, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of debt securities to which the conflict of interest relates will force the trustee to resign as trustee under the applicable Indentures. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of that Indenture. The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

    LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF LONE STAR OR A SUBSIDIARY
     GUARANTOR

    Each Indenture will contain limitations on the right of the trustee thereunder, in the event that it becomes a creditor of Lone Star or a subsidiary guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

    ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

    The trustee will be required to submit an annual report to the holders of each series of debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

    CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

    Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 80 million shares of common stock, $1.00 par value per share, and 10 million shares of preferred stock, $1.00 par value per share.

    The following summary of the terms and provisions of our capital stock does not purport to be complete, and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which we incorporated by reference as exhibits to the registration statement, of which this prospectus is a part, and applicable law.

COMMON STOCK

    We are authorized to issue up to 80 million shares of common stock, par value $1.00 per share. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to participate equally in dividends, if any, declared by our Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of any outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive, conversion or other rights to subscribe for additional shares of our stock. There are no redemption rights or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our Board of Directors is authorized, without further action by the stockholders, to issue up to 10 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of Lone Star preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. No shares of our preferred stock are issued or outstanding. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of Lone Star. We have no present plan to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    BOARD OF DIRECTORS. Our certificate of incorporation provides that our Board of Directors will set the number of members of our Board by resolution and that our Board will be divided into three classes, each class to be as nearly equal in number of directors as possible. In addition, under our certificate of incorporation, directors may be removed only for cause by the affirmative vote of 80% of the then-outstanding shares of our capital stock entitled to vote. Thus, the holder or holders of as little as one share more than 20% of the voting power may veto the removal of any director. Our certificate of incorporation also provides that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director serves for the unexpired term of his or her predecessor. The likely effect of the classified board and limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. These classification provisions are subject to the rights of holders of preferred stock which may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances relating to the payment of dividends by, and the liquidation of, Lone Star.

    Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Lone Star. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed.

    STOCKHOLDER MEETINGS. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may not be taken by written consent. Our certificate of incorporation further provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities of Lone Star.

    SPECIAL VOTE REQUIRED FOR BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation which relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purpose of Section 203, a "business combination" includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an "interested stockholder" did own) 15% or more of the corporation's outstanding voting stock.

    Our certificate of incorporation contains additional provisions relating to business combinations that supplement Section 203 and prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. As defined in our certificate of incorporation, a "business combination" includes:

    - mergers;

    - assets sales and other transactions having an aggregate fair market value of $100 million or more;

    - the adoption of any plan or proposal for the liquidation or dissolution of Lone Star proposed by any "interested stockholder" or an affiliate of any "interested stockholder"; and

    - any reclassification of securities or other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Lone Star or any subsidiary which is directly or indirectly owned by any "interested stockholder" or any affiliate of any "interested stockholder."

As defined in our certificate of incorporation, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior two years did own, 20% or more of our outstanding voting stock or who is an assignee of any shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any "interested stockholder," if the assignment did not involve a public offering within the meaning of the Securities Act of 1933, as amended.

    AMENDING OUR CERTIFICATE OF INCORPORATION AND BYLAWS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws unless the certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The majority stockholder vote would be in addition to any separate class vote that might be required by the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders. Many of the provisions in our certificate of incorporation require the affirmative vote of 80% or more of the then-outstanding shares of our capital stock for their amendment.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the "depositary" and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preferred stock to the depositary, we will cause the depositary to issue depositary receipts on our behalf.

    The forms of the depositary agreement and the related depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the depositary shares, and you should read those documents for provisions that may be important to you.

    If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

    - the payment of dividends or other cash distributions to the holders of depositary receipts when the dividends or other cash distributions are made with respect to the preferred stock;

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    - the voting by a holder of depositary shares of the preferred stock underlying the depositary shares at any meeting called for that purpose;

    - if applicable, the redemption of depositary shares upon our redemption of shares of preferred stock held by the depositary;

    - if applicable, the exchange of depositary shares upon an exchange by us of shares of preferred stock held by the depositary for debt securities or common stock;

    - if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of our common stock, other shares of our preferred stock or our debt securities;

    - the terms upon which the deposit agreement may be amended and terminated;

    - a summary of the fees to be paid by us to the depositary;

    - the terms upon which a depositary may resign or be removed by us; and

    - any other terms of the depositary shares, the deposit agreement and the depositary receipts.

    If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities of Lone Star, the holder will be entitled to receive at the corporate trust office the number of shares of preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will issue the holder a new depositary receipt evidencing the excess number of depositary shares at the same time.

    Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares.

                            DESCRIPTION OF WARRANTS

    We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

    The form of warrant agreement relating to any particular issue of warrants will be filed with the SEC via a Current Report on Form 8-K prior to our initial offering of the warrants, and you should read the warrant agreement for provisions that may be important to you.

    The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the title of the warrants;

    - the aggregate number of warrants offered;

    - the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

    - the exercise price of the warrants;

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    - the dates or periods during which the warrants are exercisable;

    - the designation and terms of any securities with which the warrants are issued;

    - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

    - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

    - any minimum or maximum amount of warrants that may be exercised at any one time;

    - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

    - any other terms of the warrants.

    Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

    We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

    We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

    - shorten the period of time during which the warrants may be exercised; or

    - otherwise materially and adversely affect the exercise rights of the holders of the warrants.

ENFORCEABILITY OF RIGHTS

    The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                              SELLING STOCKHOLDER

    We are registering 1,000,000 shares of common stock covered by this prospectus for offering by Alpine Capital, L.P., a member of a significant stockholder group that is reported to collectively own nearly half of our outstanding common stock.

    The applicable prospectus supplement relating to any shares of common stock offered by Alpine Capital will set forth:

    - the nature of any position, office, or other material relationship which Alpine Capital will have had during the prior three years with us or any of our predecessors or affiliates;

    - the number of shares owned by Alpine Capital prior to the offering;

    - the number of shares to be offered for Alpine Capital's account; and

    - the number of shares and (if 1% or more), the percentage of common stock to be owned by Alpine Capital after the completion of the offering.

    All expenses incurred with the registration of shares of common stock owned by Alpine Capital will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, or commissions in connection with the registration.

                              PLAN OF DISTRIBUTION

    We or the selling stockholder, as appropriate, may sell the securities being offered by this prospectus:

    - directly to purchasers in privately negotiated transactions or otherwise;

    - through agents;

    - through underwriters;

    - through dealers;

    - in a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - in purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;

    - through ordinary brokerage transactions in which the broker solicits purchasers;

    - in connection with short sales of our common stock by the selling stockholder in which shares are redelivered to close out the selling stockholder's short positions;

    - in connection with the selling stockholder's loan or pledge to a broker-dealer of shares of common stock covered by this prospectus, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

    - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

    - in a combination of any of the above methods.

    For purposes of the selling stockholder's plan of distribution, the term "selling stockholder" includes donees, pledgees, transferees or other successors in interest selling shares of our common stock received from the selling stockholder after the date of this prospectus as a gift, distribution or other transfer not constituting a sale.

    We, or the selling stockholder or designated agents, may directly solicit, from time to time, offers to purchase the securities. Any particular agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We or the selling stockholder will name the agents involved in the offer or sale of the securities and describe any commissions payable to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements to indemnification from us or the selling stockholder against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, the securities will be sold to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

    The selling stockholder will act independently of Lone Star in making decisions with respect to the timing, manner and size of each sale of securities. The selling stockholder and two of its related entities, Keystone, Inc. and The Anne T. and Robert M. Bass Foundation, have agreed that, if requested by Lone Star or the underwriters, they will execute a customary lock-up agreement obligating them not to sell any of our common stock (or securities convertible into our common stock) for a period of time ending no more than 90 days after the closing of each offering of those securities by Lone Star under this prospectus. This lock-up agreement will continue so long as the selling stockholder and such two related entities continue to hold in the aggregate more than 5% of our common stock.

    The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

                                 LEGAL MATTERS

    Unless otherwise specified in a prospectus supplement relating to the securities, certain legal matters in connection with the securities will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas. Any underwriters will be advised about issues relating to any offering by their legal counsel to be named in the appropriate prospectus supplement.

                                    EXPERTS

    The audited consolidated financial statements and schedules of Lone Star and Fintube incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports.

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    The audited financial statements of Bellville Tube Corporation incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Harper & Pearson Company, independent public accountants, and are incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports.

                                       28
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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                         Page
                                       --------
Prospectus Supplement Summary........     S-1
The Offering.........................     S-3
Risk Factors.........................     S-4
Cautionary Statements Concerning
  Forward-Looking Statements.........    S-14
Use of Proceeds......................    S-15
Price Range of Common Stock..........    S-16
Dividend Policy......................    S-16
Capitalization.......................    S-17
Underwriting.........................    S-18
Legal Matters........................    S-19
Experts..............................    S-19

                                   Prospectus

                                          Page
                                        --------
About this Prospectus.................      3
About the Company.....................      3
Where you Can Find More Information...      3
Cautionary Statement Concerning
  Forward-Looking Statements..........      5
Risk Factors..........................      6
Use of Proceeds.......................     14
Ratio of Earnings to Fixed Charges....     15
Description of Debt Securities........     16
Description of Capital Stock..........     21
Description of Depository Shares......     23
Description of Warrants...............     24
Selling Stockholder...................     26
Plan of Distribution..................     26
Legal Matters.........................     27
Experts...............................     27

                                3,250,000 Shares

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                                     [LOGO]

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                                  Common Stock

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                             PROSPECTUS SUPPLEMENT

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                              GOLDMAN, SACHS & CO.

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